Exhibit 23.1

AUDIT ALLIANCE LLP®
A Top 18 Audit Firm
10 Anson Road, #20-16 International Plaza, Singapore 079903.

UEN: T12LL1223B GST Reg No: M90367663E Tel: (65) 6227 5428

Website: www.allianceaudit.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-1 of K-Tech Solutions Company Limited and its subsidiary (the “Company”) of our report dated August 15, 2025, relating to our audits of the combined and consolidated financial statements of the Company as of and for the years ended March 31, 2025, which is included in the Company’s Annual Report on Form 20-F filed with the Securities and Exchange Commission.

We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ Audit Alliance LLP

Singapore

August 29, 2025